Exhibit 99.1

Walker & Dunlop Appoints Dr. Ellen Levy to Board of Directors

Bethesda, Maryland — March 7, 2019 — Walker & Dunlop, Inc. announced today that it has appointed Ellen Levy to its board of directors as an independent director.

Dr. Levy is the Founder and Managing Director of Silicon Valley Connect, LLC, a management consulting company that works with organizations and entrepreneurs on networked innovation through strategic programs and initiatives. From 2008 to April 2012, Dr. Levy served in various senior leadership roles at the professional social networking service LinkedIn, including the final role of her tenure as Vice President of Strategic Initiatives.

In addition to Dr. Levy’s impressive work background, her role as an advisory board member in more than a dozen private companies speaks to her valuable insight on emerging technologies, strategy, and business plan development. Since August 2015, Dr. Levy has served on the board of directors of Instructure, Inc., a publicly traded software-as-a-service learning technology company, including as a member of its Compensation and Nominating and Corporate Governance Committees.

Willy Walker, Chairman and Chief Executive Officer stated, “We are very pleased to welcome Ellen to Walker & Dunlop’s board of directors. Ellen has a strong venture investing background including in the financial services technology sector, which will be a valuable addition to our board as we increase our focus on new technology initiatives. We are confident that she will be a great asset to our Company and our shareholders.”

Dr. Levy received a B.A. from the University of Michigan and an M.A. and Ph.D. in cognitive psychology from Stanford University.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 700+ professionals in 29 offices across the nation have an unyielding commitment to client satisfaction.

Contacts:
	Investors:	Media:
	Kelsey Duffey	Susan Weber
	Investor Relations	Chief Marketing Officer
	Phone 301.202.3207	Phone 301.215.5515
	investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Phone 301.215.5500

7501 Wisconsin Avenue, Suite 1200E
Bethesda, Maryland 20814

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